Exhibit 99.1

SUPERVALU Reports Fourth Quarter and Fiscal 2010 Results

Provides Fiscal 2011 Guidance

MINNEAPOLIS--(BUSINESS WIRE)--April 20, 2010--SUPERVALU INC. (NYSE:SVU) today reported fourth quarter fiscal 2010 net sales of $9.2 billion and net earnings of $97 million, or $0.46 per diluted share. When adjusted for $34 million, or $0.16 per diluted share, in net after-tax charges related to the closure of non-strategic stores announced in fiscal 2009, charges for retail market exits in Connecticut and Cincinnati, and fees received from the early termination of a supply agreement, fourth quarter net earnings were $131 million, or $0.62 per diluted share. Craig Herkert, SUPERVALU’s chief executive officer and president said, “We finished fiscal 2010 meeting our earnings guidance and exceeding our annual debt reduction target.”

In the fourth quarter of fiscal 2009, net sales were $10.8 billion and the Company reported a loss of $201 million, or $0.95 per share, which included $498 million pre-tax, or $1.82 per diluted share, of non-cash goodwill and impairment charges, costs related to the closure of non-strategic stores, and settlement costs related to a pre-acquisition Albertsons litigation matter (collectively referred to as the “Charges”). Last year’s fourth quarter also included the 53rd week of the year, which provided an approximate $0.8 billion sales benefit and added an estimated $0.06 to diluted earnings per share. When adjusting for the 53rd week benefit and the Charges, fourth quarter fiscal 2009 net sales were $10.0 billion and earnings per diluted share were $0.81.

Fourth Quarter Results

Fourth quarter retail net sales were $7.2 billion compared to $8.5 billion last year, which included an approximate $0.6 billion benefit from the 53rd week. The change in net sales primarily reflects the impact of the 53rd week, identical store sales of negative 6.8 percent, and store closures. The identical store sales performance was driven by a challenging economic environment, heightened competitive activity, and deflationary pressures. Total retail square footage at the end of the fourth quarter of fiscal 2010 was approximately 65.0 million, a 6.2 percent decrease from the fourth quarter of fiscal 2009. Total retail square footage, excluding store closures, increased 0.8 percent over the fourth quarter of fiscal 2009.

Fourth quarter supply chain services net sales were $2.0 billion compared to $2.3 billion last year, which included an approximate $0.2 benefit from the 53rd week. The change in net sales primarily reflects the impact of the 53rd week and the completion of Target’s previously announced plans to transition certain volume to self-distribution.

Retail food net sales in the fourth quarter of fiscal 2010 represented 78.3 percent of total net sales compared to 78.5 percent last year. Supply chain services net sales in the fourth quarter of fiscal 2010 represented 21.7 percent of total net sales compared to 21.5 percent last year.

Gross margin in the fourth quarter was $2.2 billion, or 23.4 percent of net sales, compared to $2.5 billion, or 22.9 percent of net sales last year. The change in gross margin as a percent of net sales primarily reflects additional investments in price fully offset by a LIFO credit, compared to a LIFO charge last year.

Selling and administrative expenses in the fourth quarter were $1.9 billion, or 20.3 percent of net sales, compared to $2.3 billion, or 21.0 percent of net sales last year. Selling and administrative expenses in the fourth quarter included $67 million in pre-tax costs related to the closure of non-strategic stores announced in fiscal 2009 and charges for retail market exits in Connecticut and Cincinnati, partially offset by $13 million in pre-tax fees received from the early termination of a supply agreement. When adjusting for these net charges, selling and administrative expenses in the fourth quarter were $1.8 billion, or 19.8 percent of net sales. Selling and administrative expenses last year included $196 million in pre-tax costs primarily related to the closure of non-strategic stores. When adjusted for these store closure costs, selling and administrative expenses in the fourth quarter of last year were $2.1 billion, or 19.1 percent of net sales. The increase in selling and administrative expenses as a percent of net sales was primarily the result of reduced sales leverage that more than offset the savings achieved from ongoing cost reduction initiatives. Last year’s fourth quarter also included $274 million in pre-tax non-cash impairment charges.

Fourth quarter retail food operating earnings were $221 million, or 3.1 percent of net sales, which included $55 million in charges for retail market exits. When adjusting for these charges, retail food operating earnings were $276 million, or 3.8 percent of net sales. Last year’s retail food operating loss was $57 million and included $274 million in non-cash impairment charges and $162 million in costs related primarily to the closure of non-strategic stores. When adjusting for the impairment and store closure costs, last year’s retail food operating earnings were $379 million, or 4.5 percent of net sales. The decrease in retail operating earnings as a percentage of sales primarily reflects the impact of heightened competitive activity, increased investments in price, and reduced sales leverage, partially offset by a LIFO credit.

Fourth quarter supply chain services operating earnings were $90 million, or 4.5 percent of net sales, and included $13 million in pre-tax fees received from the early termination of a supply agreement. When adjusting for these fees, supply chain services operating earnings were $77 million, or 3.8 percent of net sales, compared to $76 million, or 3.2 percent of net sales, in the prior year. The increase in operating earnings as a percent of net sales primarily reflects the impact of a LIFO credit, compared to a LIFO charge last year.

Net interest expense for the fourth quarter was $130 million compared to $149 million last year reflecting one less week in the current year quarter, as well as lower overall debt balances. The Company remains in compliance with all debt covenants.

SUPERVALU’s income tax expense was $59 million, or 37.6 percent of pre-tax income in the fourth quarter of fiscal 2010, compared to an income tax benefit of $11 million, or 5.4 percent of pre-tax loss in the fourth quarter of fiscal 2009. The tax rate for the fourth quarter of fiscal 2009 reflected the impact of the impairment charges, the majority of which was not deductible for tax purposes.

Diluted weighted-average shares outstanding for the fourth quarter were 213 million shares compared to 212 million last year. For the fourth quarter of fiscal 2009, diluted loss per share was computed using the basic weighted-average number of shares outstanding of 211 million, which excluded all outstanding stock options and restricted stock as the effect of their inclusion would be anti-dilutive when applied to a net loss.

Fiscal 2010 Results

The Company reported full-year net sales of $40.6 billion and net income of $393 million, or $1.85 per diluted share. When adjusted for $39 million, or $0.18 per diluted share, in net after-tax charges related to the closure of non-strategic stores announced in fiscal 2009 and the retail market exits in Connecticut and Cincinnati, partially offset by fees received from the early termination of a supply agreement, full-year net earnings were $432 million, or $2.03 per diluted share.

Net cash flows from operating activities in fiscal 2010 were $1.5 billion compared to $1.5 billion in the prior year. Net cash flows used in investing activities in fiscal 2010 were $0.5 billion compared to $1.0 billion last year. Capital spending in fiscal 2010 was $0.7 billion, including approximately $10 million in capital leases, compared to $1.2 billion last year, including approximately $26 million in capital leases. Capital spending in fiscal 2010 reflected store remodeling activity, new retail stores and technology expenditures. Net cash flows used in financing activities in fiscal 2010 were $1.0 billion compared to $0.5 billion last year, primarily reflecting approximately $850 million in total debt reduction.

Fiscal 2011 Guidance

The Company expects to generate fiscal 2011 earnings per diluted share on a GAAP basis within a range of $1.65 to $1.85, including an estimated $0.10 in additional charges primarily related to the completion of retail market exits in Connecticut and Cincinnati in the first quarter of fiscal 2011.

Highlights:

Reconciliation of GAAP to Non-GAAP(1)	Fiscal 2010 52 Weeks	Fiscal 2011 Guidance 52 Weeks
GAAP diluted earnings per share	$1.85	$1.65 to $1.85
Non-GAAP adjustments:
Charges for closure of non-strategic stores announced in fiscal 2009	$0.06
Retail market exits in Connecticut and Cincinnati	$0.16	$0.10
Fees received from the early termination of a supply agreement	($0.04)
Non-GAAP adjustments subtotal	$0.18	$0.10
Non-GAAP adjusted diluted earnings per share(1)	$2.03	$1.75 to $1.95

(1) Comparison of GAAP to Non-GAAP Financial Measures

Non-GAAP financial measurements in this release are provided to assist in understanding the impact of the non-GAAP adjustments on actual results and fiscal 2011 guidance. We believe that adjusting for these items will assist investors in making an evaluation of our performance. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.

In addressing guidance, Herkert commented, “I am looking forward to fiscal 2011. My team is in place, we know what needs to get done, and we will execute. Yes, there will be challenges to overcome, but fiscal 2011 will deliver solid earnings, meaningful debt reduction and the necessary platform from which to execute our vision of becoming America’s Neighborhood Grocer. Our renewed focus on consumers, center-led merchandising and marketing leadership and capabilities, strict capital disciplines, and an unrelenting focus on cost reduction are our priorities for fiscal 2011 to position us for growth in fiscal 2012 and beyond.”

SUPERVALU’s fiscal 2011 guidance includes the following assumptions:

  Net sales for the 52-week fiscal year are estimated to be approximately $39 billion;
  Identical store sales growth, excluding fuel, is projected to be approximately negative 2 percent, in comparison to a negative 5.1 percent in fiscal 2010;
  Sales in the traditional food distribution business are expected to decline approximately 3 percent, primarily reflecting the final transition of the Target Corporation volume to self distribution and the acquisition of Ukrop’s by a competitor;
  Consumer spending will continue to be pressured by the economy;
  Fiscal 2011 will include approximately $0.10 per diluted share in charges primarily related to the completion of retail market exits in Connecticut and Cincinnati;
  The effective tax rate is estimated to be approximately 38.6 percent;
  Weighted-average diluted shares are estimated to be approximately 213 million;
  Capital spending is projected to be approximately $700 million, which will include in-store merchandising initiatives benefiting more than 300 stores, 60 to 75 major store remodels, 30 to 40 minor remodels, 2 replacement stores, and approximately 100 hard-discount stores, including licensed locations; and
  Debt reduction is estimated to be approximately $600 million.

A conference call to review the fourth quarter and year results is scheduled for today at 9:00 a.m. (CDT). A live Web cast of the call will be available at http://investor.supervalu.com. An archive of the call is accessible via telephone by dialing (706) 645-9291 with passcode 67714398 and through the Company’s Web site at www.supervalu.com. The conference call archive will be available through May 4, 2010.

About SUPERVALU INC.

SUPERVALU INC. is one of the largest companies in the U.S. grocery channel with estimated annual sales of $39 billion. SUPERVALU serves customers across the United States through a network of approximately 4,290 stores composed of approximately 1,160 traditional retail stores, including 840 in-store pharmacies; 1,190 hard-discount stores, of which 855 are operated by licensee owners; and 1,940 independent stores serviced primarily by the company’s traditional food distribution business. SUPERVALU has approximately 160,000 employees. For more information about SUPERVALU visit www.supervalu.com.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

Except for the historical and factual information contained herein, the matters set forth in this news release, particularly those pertaining to SUPERVALU’s expectations, guidance, or future operating results, and other statements identified by words such as "estimates," "expects," "projects," "plans," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the impact of economic conditions, strategic initiatives, competition, food and drug safety issues, liquidity, labor relations issues, escalating costs of providing employee benefits, regulatory matters, self-insurance, legal and administrative proceedings, information technology, severe weather, natural disasters and adverse climate changes, the continuing review of goodwill and other intangible assets, accounting matters and other risk factors relating to our business or industry as detailed from time to time in SUPERVALU's reports filed with the SEC. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, SUPERVALU undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

SUPERVALU INC. and Subsidiaries CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)

(In millions, except per share data)	Fiscal Quarter Ended February 27, 2010 (12 weeks)	% of net sales	Fiscal Quarter Ended February 28, 2009 (13 weeks)	% of net sales

Net sales	$9,205	100.0%	$10,820	100.0%
Cost of sales	7,048	76.6%	8,341	77.1%
Gross profit	2,157	23.4%	2,479	22.9%

Selling and administrative expenses	1,871	20.3%	2,268	21.0%
Goodwill and intangible asset impairment charges	-	-	274	2.5%
Operating earnings (loss)	286	3.1%	(63)	(0.6)%

Interest expense, net	130	1.4%	149	1.4%
Earnings (loss) before income taxes	156	1.7%	(212)	(2.0)%
Income tax provision (benefit)	59	0.6%	(11)	(0.1)%

Net earnings (loss)	$97	1.1%	$(201)	(1.9)%

Net earnings (loss) per share
Basic	$0.46		$(0.95)
Diluted	$0.46		$(0.95)
Weighted average number of shares outstanding
Basic	212		211
Diluted	213		211

SUPERVALU INC. and Subsidiaries CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)

(In millions, except per share data)	Fiscal Year-to-Date Ended February 27, 2010 (52 weeks)	% of net sales	Fiscal Year-to-Date Ended February 28, 2009 (53 weeks)	% of net sales

Net sales	$40,597	100.0%	$44,564	100.0%
Cost of sales	31,444	77.5%	34,451	77.3%
Gross profit	9,153	22.5%	10,113	22.7%

Selling and administrative expenses	7,952	19.6%	8,746	19.6%
Goodwill and intangible asset impairment charges	-	-	3,524	7.9%
Operating earnings (loss)	1,201	3.0%	(2,157)	(4.8)%

Interest expense, net	569	1.4%	622	1.4%
Earnings (loss) before income taxes	632	1.6%	(2,779)	(6.2)%
Income tax provision	239	0.6%	76	0.2%

Net earnings (loss)	$393	1.0%	$(2,855)	(6.4)%

Net earnings (loss) per share
Basic	$1.86		$(13.51)
Diluted	$1.85		$(13.51)
Weighted average number of shares outstanding
Basic	212		211
Diluted	213		211

SUPERVALU INC. and Subsidiaries CONDENSED CONSOLIDATED SEGMENT FINANCIAL INFORMATION (unaudited)

(In millions)	Fiscal Quarter Ended February 27, 2010 (12 weeks)	Fiscal Quarter Ended February 28, 2009 (13 weeks)

Net sales
Retail food	$7,206	$8,496
% of total	78.3%	78.5%
Supply chain services	1,999	2,324
% of total	21.7%	21.5%
Total net sales	$9,205	$10,820
	100.0%	100.0%

Operating earnings (loss)
Retail food (1)	$221	$(57)
% of sales	3.1%	(0.7)%
Supply chain services (2)	90	76
% of sales	4.5%	3.2%
Corporate (3)	(25)	(82)
Total operating earnings (loss)	286	(63)
% of sales	3.1%	(0.6)%
Interest expense, net	130	149
Earnings (loss) before income taxes	156	(212)
Income tax provision (benefit)	59	(11)
Net earnings (loss)	$97	$(201)

LIFO (credit) charge	$(22)	$20

Depreciation and amortization
Retail food	$203	$214
Supply chain services	19	20
Total	$222	$234

(1) Retail food operating earnings for the fourth quarter ended February 27, 2010 included charges of $55 for retail market exits. Retail food operating loss for the fourth quarter ended February 28, 2009 included $274 non-cash impairment charges and $162 related primarily to closure of non-strategic stores.

(2) Supply chain operating earnings for the fourth quarter ended February 27, 2010 included $13 in fees received from the early termination of a supply agreement.

(3) Corporate expense for the fourth quarter ended February 27, 2010 included charges of $12 related primarily to store closures announced in fiscal 2009. Corporate expense for the fourth quarter ended February 28, 2009 included $38 in cost mitigation charges and $24 in settlement costs related to a pre-acquisition Albertsons litigation matter.

SUPERVALU INC. and Subsidiaries CONDENSED CONSOLIDATED SEGMENT FINANCIAL INFORMATION (unaudited)

(In millions)	Fiscal Year-to-Date Ended February 27, 2010 (52 weeks)	Fiscal Year-to-Date Ended February 28, 2009 (53 weeks)

Net sales
Retail food	$31,637	$34,664
% of total	77.9%	77.8%
Supply chain services	8,960	9,900
% of total	22.1%	22.2%
Total net sales	$40,597	$44,564
	100.0%	100.0%

Operating earnings (loss)
Retail food (1)	$989	$(2,315)
% of sales	3.1%	(6.7)%
Supply chain services (2)	299	307
% of sales	3.3%	3.1%
Corporate (3)	(87)	(149)
Total operating earnings (loss)	1,201	(2,157)
% of sales	3.0%	(4.8)%
Interest expense, net	569	622
Earnings (loss) before income taxes	632	(2,779)
Income tax provision	239	76
Net earnings (loss)	$393	$(2,855)

LIFO charge	$8	$78

Depreciation and amortization
Retail food	$876	$968
Supply chain services	81	89
Total	$957	$1,057

(1) Retail food operating earnings for the year ended February 27, 2010 included charges $55 for retail market exits. Retail food operating loss for the year ended February 28, 2009 included $3,524 non-cash impairment charges and $162 related primarily to closure of non-strategic stores.

(2) Supply chain operating earnings for the year ended February 27, 2010 included $13 in fees received from the early termination of a supply agreement.

(3) Corporate expense for the year ended February 27, 2010 included charges of $21 related primarily to store closures announced in fiscal 2009. Corporate expense for the year ended February 28, 2009 included $38 in cost mitigation charges, $24 settlement costs related to a pre-acquisition Albertsons litigation matter and $14 one-time acquisition-related costs.

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)	February 27, 2010	February 28, 2009

ASSETS
Current assets
Cash and cash equivalents	$211	$240
Receivables, net	814	874
Inventories	2,342	2,709
Other current assets	344	282
Total current assets	3,711	4,105
Property, plant and equipment, net	7,026	7,528
Goodwill	3,698	3,748
Intangible assets, net	1,493	1,584
Other assets	508	639
Total assets	$16,436	$17,604

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$2,775	$3,067
Current maturities of long-term debt and capital lease obligations	613	516
Other current liabilities	779	889
Total current liabilities	4,167	4,472
Long-term debt and capital lease obligations	7,022	7,968
Other liabilities	2,360	2,583
Total stockholders' equity	2,887	2,581
Total liabilities and stockholders’ equity	$16,436	$17,604

SUPERVALU INC. and Subsidiaries CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(In millions, except per share data)	Fiscal Year-to-Date Ended February 27, 2010 (52 weeks)	Fiscal Year-to-Date Ended February 28, 2009 (53 weeks)

Cash flows from operating activities
Net earnings (loss)	$393	$(2,855)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Goodwill and intangible asset impairment charges	-	3,524
Asset impairment and other charges	74	169
Gain on sale of assets	(33)	(9)
Depreciation and amortization	957	1,057
LIFO charge	8	78
Deferred income taxes	151	(118)
Stock-based compensation	31	44
Other adjustments	27	(25)
Changes in operating assets and liabilities	(134)	(331)
Net cash provided by operating activities	1,474	1,534
Cash flows from investing activities
Proceeds from sale of assets	215	117
Purchases of property, plant and equipment	(681)	(1,186)
Other	7	55
Net cash used in investing activities	(459)	(1,014)
Cash flows from financing activities
Proceeds from issuance of long-term debt	943	215
Payment of long-term debt and capital lease obligations	(1,830)	(581)
Dividends paid	(147)	(145)
Payment for purchase of treasury shares	-	(23)
Other	(10)	11
Net cash used in financing activities	(1,044)	(523)
Net decrease in cash and cash equivalents	(29)	(3)
Cash and cash equivalents at beginning of year	240	243
Cash and cash equivalents at end of year	$211	$240

CONTACT:
SUPERVALU
Kenneth Levy, 952-828-4540
kenneth.b.levy@supervalu.com
Steve Bloomquist, 952-828-4144
steve.j.bloomquist@supervalu.com